CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 9, 2001, relating to the financial statements and financial highlights which appear in the December 31, 2000 Annual Report to Shareholders of The Lipper U.S. Equity Fund (one fund in the series comprising The Lipper Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
February 28, 2001